Exhibit 99.1

FOR RELEASE: 10:00 AM, Thursday 9/9/2004

CONTACT:

Irving Smith, CFO

Fountain Powerboat Industries, Inc.

ismith@fountainpowerboats.com

252-975-2000

FOUNTAIN POWERBOAT INDUSTRIES, INC. REPORTS

FOURTH QUARTER AND FISCAL YEAR-END RESULTS

WASHINGTON, NC, SEPTEMBER 9, 2004 — Fountain Powerboat Industries, Inc. (NASDAQ:FPWR), a leading manufacturer of high performance sport boats, fish boats and express cruisers, announces results for the fourth quarter and Fiscal year ended June 30, 2004. Sales for Fiscal 2004 were $59,642,766 as compared to sales of $52,557,084 for Fiscal 2003, a 13.5% increase. Operating earnings for Fiscal 2004 were $2,465,371 as compared to $2,089,110 operating earnings for Fiscal 2003, an increase of 18%. Net earnings were $1,312,170, or $.28 per share as compares with Fiscal 2003 net earnings of $879,996, or $.19 per share, a 49% increase.

Sales for the fourth quarter of Fiscal 2004 were $17,605,074, operating earnings were $860,104 and net earnings were $675,092, or $.14 per share.

Sales for Fiscal 2004 increased by $7,085,682, or 13.5%, over sales for Fiscal year 2003. Sales for the fourth quarter of Fiscal 2004 increased by $2,774,647, or 18.7%, as compared to sales of $14,830,427 for the fourth quarter of Fiscal 2003. The increase in sales is attributed to an improving economy, strong sales at retail, introduction of new boat models and strengthening of the dealer network. Fountain’s firm order backlog was $39 million at June 30, 2004 as compared to a backlog of $7.6 million at June 30, 2003.

Fountain is in the process of developing several new fish boat models, to be introduced in the 2005 Fiscal year, to give the Company a more predominant presence in the active fish boat market, as well as significant model redesign and new model introduction of sport boats to enhance Fountain’s “flag ship” product line.

Fountain has begun a project to enhance the process flow and efficiency of the factory. A new state of the art ventilation and dust collection system is being installed that meets the “best engineering controls” criteria of the Air Quality MACT standard and OSHA work place environment regulations. This project will be completed and operational in November of 2004 and will facilitate cost reduction and increased production.

“Our sales have been strong throughout the 2004 year, our backlog is at an all time high, and we are positioning for significant growth in sales going forward by redesigning and increasing our already broad line of boat models and increasing the efficiency and production of our factory”, states Fountain President and Chief Executive Officer Reginald M. Fountain, Jr. “This was our 25th anniversary year, and we are leveraging our investment of those years of research and development and technology advancement to expand our product line at minimal costs. Sport boats continue to dominate our sales, but the new fish boats that we are developing will increase our market share in that active market. The factory renovation in progress will boost our productivity and efficiency to provide capacity for our planned growth in sales”, Fountain said.

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Safe Harbor for forward-looking statements:

Except for the historical information contained herein, this press release contains forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. Such forward-looking statements are subject to known and unknown risks, uncertainties or other factors that may cause the company’s actual results to be materially different from historical results or any results expressed or implied by such forward-looking statements. We assume no obligation to update any forward-looking statements to reflect events or circumstances arising after the date hereof. The potential risks and uncertainties which could cause actual growth and results to differ materially include but are not limited to, customer acceptance of the company’s services, products and fee structures, the success of the company’s brand development efforts, the volatile and competitive nature of the industry, and changes in domestic and international market conditions, and foreign exchange rates. Further information on the factors and risks that could affect Fountain Powerboat Industries, Inc. business, financial condition and results of operations are included under the “Risk Factors” or “Factors Affecting our Operating Results” sections of Fountain Powerboat Industries, Inc. public filings with the Securities and Exchange Commission, available at (http://www.sec.gov).

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Following are comparative Condensed Consolidated Statements of Income and Condensed Consolidated balance Sheets:

FOUNTAIN POWERBOAT INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$3,713,789	$1,224,935
Accounts receivable, less allowance for doubtful accounts of $82,841 for 2004 and $27,841 for 2003	4,029,065	2,015,371
Inventories	4,661,566	3,460,286
Prepaid expenses	532,229	644,581
Current tax assets	303,823	303,823

Total Current Assets	13,240,472	7,648,996

PROPERTY, PLANT AND EQUIPMENT, net	15,913,794	16,165,684

CASH SURRENDER VALUE OF LIFE INSURANCE	1,581,316	1,378,626

OTHER ASSETS	494,200	736,288

	$31,229,782	$25,929,594

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$772,704	$1,060,444
Current maturities of capital lease	17,710	20,118
Accounts payable	2,672,184	7,498,762
Accounts payable-related party	21,000	169,043
Accrued expenses	1,117,226	1,317,398
Dealer incentives	1,220,572	190,010
Customer deposits	86,077	290,658
Allowance for boat repurchases	75,000	200,000
Warranty reserve	710,000	900,000

Total Current Liabilities	6,692,473	11,646,433

LONG-TERM DEBT, less current maturities	17,870,041	8,986,160
CAPITAL LEASE, less current maturities	6,657	24,367
DEFERRED TAX LIABILITY	303,823	303,823
COMMITMENTS AND CONTINGENCIES	—	—

Total Liabilities	24,872,994	20,960,783

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 200,000,000 shares authorized, 4,807,608 shares issued and outstanding	48,075	47,576
Additional paid-in capital	10,524,740	10,436,551
Retained earnings (deficit)	(4,088,510)	(5,400,683)

	6,484,305	5,083,444
Less: Treasury Stock, at cost, 15,000 shares	(110,748)	(110,748)
Deferred compensation for stock options issued	—	(3,885)
Accumulated other comprehensive income from interest rate swap	(16,769)	—

	6,356,788	4,968,811

	$31,229,782	$25,929,594

FOUNTAIN POWERBOAT INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2004	2003	2002
NET SALES	$59,642,766	$52,557,084	$36,950,581
COST OF SALES	49,156,596	44,037,957	35,990,833

Gross Profit	10,486,170	8,519,127	959,748

EXPENSES:
Selling expense	5,513,210	4,609,253	4,162,273
General and administrative	2,507,589	1,820,764	2,035,613
Impairment of long-lived assets	—	—	1,182,320

Total expenses	8,020,799	6,430,017	7,380,206

OPERATING INCOME (LOSS)	2,465,371	2,089,110	(6,420,458)

NON-OPERATING INCOME (EXPENSE):
Other income (expense)	1,380	5,567	21,512
Interest expense	(1,142,685)	(1,037,002)	(809,571)
Gain (loss) on disposal of assets	(11,896)	(8,378)	—
Gain on insurance claims from hurricane	—	—	—

	(1,153,201)	(1,039,813)	(788,059)

INCOME (LOSS) BEFORE INCOME TAXES	1,312,170	1,049,297	(7,208,517)

CURRENT TAX EXPENSE (BENEFIT)	—	—	(717,983)

DEFERRED TAX EXPENSE (BENEFIT)	—	169,301	541,059

NET INCOME (LOSS)	$1,312,170	$879,996	$(7,031,593)

BASIC EARNINGS (LOSS) PER SHARE:	$.28	$.19	$(1.49)

WEIGHTED AVERAGE SHARES OUTSTANDING	4,761,460	4,744,457	4,732,608

DILUTED EARNINGS (LOSS) PER SHARE:	$.27	$.18	$(1.49)

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	4,825,179	4,818,806	4,732,608